Exhibit 99.1

Bank of the James Announces First Quarter 2014 Dividend

First Quarterly Cash Dividend in Company History

Lynchburg, VA., May 20, 2014 – The Board of Directors of Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, has declared a cash dividend for the first quarter of 2014 of $0.05 per common share. The dividend is payable on July 3, 2014 to shareholders of record at the close of business on June 19, 2014.

Robert R. Chapman III, President and CEO, commented: “We are pleased to enhance total return to our shareholders by paying the first quarterly cash dividend in our company’s history. We reported record levels of assets, loans and deposits in first quarter 2014, and we are excited to follow that announcement by providing an additional opportunity to build value for our investors.”

While the Company intends to declare dividends on a quarterly basis, future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company’s results of operations, financial condition and other factors considered relevant by the board.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, two loan production offices, and an investment services division. The company is celebrating its 15th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com